Andrea Prochniak, Investors and Media 212.756.4542 andrea.prochniak@alliancebernstein.com

ALLIANCEBERNSTEIN ANNOUNCES OFFER TO ACQUIRE AUTONOMOUS RESEARCH
Adding Autonomous Research to the Bernstein Research Services research and trading platform increases its scale, client relevance and reach in the globally significant financial services sector
New York, NY, November 20, 2018 - AllianceBernstein (AB) and Autonomous Research (Autonomous) announced today that AB has made an offer to acquire all the partnership interests and shares of Autonomous. AB is a leading global asset manager with $530 billion of assets under management and its Bernstein subsidiary is an industry leader in institutional equity research and trading. Autonomous is a well-known and highly regarded global financial services and fintech focused institutional research firm. Through the combination, Bernstein gains further scale to continue investing in its top-ranked research offering, while Autonomous obtains access to the broad distribution reach of Bernstein's global institutional sales team and the infrastructure and related efficiencies of Bernstein's global trading operations.
AB's strong suit has always been, and will continue to be, the firm’s commitment to fundamental research. The culture, insights and skills that flow from a deep tradition of intellectual rigor contribute to all aspects of AB's business - asset management, private wealth management and sell side research.
Even as regulatory changes are testing the industry, they are also creating an opportunity for high quality research providers to strengthen relationships with their clients and gain share. "In an increasingly complex environment for asset managers, fundamental research excellence will be even more of a distinguishing characteristic," said Seth Bernstein, AB's President and CEO. "The combination of Autonomous and Bernstein positions AB to be the preeminent provider of the industry’s highest quality independent research to our clients worldwide. Research is the foundation of our business, and investing judiciously in these capabilities will enhance AB's reputation and value proposition to all our clients."
"Since Autonomous was founded in 2009, we have built a strong track record of growth by delivering best-in-class independent research. The combination with AB will allow us to offer a complementary range of research and trading capabilities to a wider global audience,” added Erick Davis, CEO of Autonomous. “We are delighted at the prospect of joining forces with a firm that shares our same passion for, and dedication to, in-depth independent research and impeccable client service.”
Upon completion of the acquisition, each organization will retain its own unique business model, and, initially, its distinct brand identity. The acquisition is expected to close within the next several months, subject to regulatory approvals. With a modest up-front investment, it is structured primarily as a long-term earn-out to align the ultimate price paid with the long-term benefits realized. AB expects the transaction to be slightly accretive by 2020.

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About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of September 30, 2018, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.5% of AllianceBernstein and AXA Equitable Holdings, Inc. (NYSE: EQH), directly and through various subsidiaries, owned an approximate 65.1% economic interest in AllianceBernstein.
Additional information about AB may be found on our website, www.alliancebernstein.com.
About Autonomous Research
Autonomous Research (autonomous.com) is a leading independent research provider on financial institutions globally, servicing clients with high quality research and execution capabilities across the capital structure. It has built a leading voice in the Fintech space via its Autonomous NEXT brand. The business is organized as a partnership with no outside investors.

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